Exhibit 99.1
P.F. CHANG’S FOURTH QUARTER REVENUES TOTAL $214 MILLION
SCOTTSDALE, ARIZONA (January 5, 2006) P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) reported today consolidated revenues of $213.8 million for the fourth quarter ended January 1, 2006 (13 weeks) compared to $199.3 million for the fourth quarter of 2004 (14 weeks). Sales at the company’s P.F. Chang’s China Bistro units accounted for $176.6 million of consolidated revenues while sales at the company’s Pei Wei Asian Diner units accounted for $37.2 million of consolidated revenues.
For the thirteen weeks ended January 1, 2006, comparable store sales increased 1.0% at the Bistro and increased 1.9% at Pei Wei as compared to the thirteen weeks ended January 2, 2005. The increase at the Bistro was the result of an increase in customer traffic and a price increase of approximately 0.7%. The increase at Pei Wei was the result of customer traffic growth as well as a price increase of approximately 1.5%. Comparable store sales increased 1.2%, 1.2% and 0.6%, respectively for October, November and December at the Bistro and increased 2.6%, 2.7% and 0.4% respectively for October, November and December at Pei Wei.
During the fourth quarter of 2005, the company opened six new Bistro units and nine new Pei Wei units. One existing Bistro restaurant in Metairie, Louisiana remained closed due to Hurricane Katrina. The company anticipates reopening the restaurant during 2006.
The company intends to release its fourth quarter earnings results on February 15, 2006 at approximately 7:00 am ET. A conference call will be held later that same day at 12:00 pm ET. A webcast of the conference call can be accessed at www.pfchangs.com
P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro combines high-quality, traditional Chinese cuisine with attentive service in a sophisticated contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine served in a relaxed, warm environment offering attentive counter service and take-out flexibility.

The statements contained in this press release that are not purely historical, including the company’s estimates of its revenues, earnings and comparable store sales, are forward-looking statements. The accuracy of these forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the company’s ability to locate acceptable restaurant sites; open new restaurants and operate its restaurants profitably; the company’s ability to hire, train and retain skilled management and other personnel; the company’s ability to access sufficient financing on acceptable terms; changes in consumer tastes and trends; national, regional and local economic and weather conditions; changes in costs related to food, utilities and labor; and other risks described in the company’s recent SEC filings.

Contact:	P.F. Chang’s China Bistro, Inc.		(480) 888-3000

	Media:	Laura Cherry	laurac@pfchangs.com
	Investor:	Bert Vivian	bertv@pfchangs.com

P.F. Chang’s China Bistro
Supplemental Sales Information
Year of Unit Opening (1)

	Pre-1998	1998	1999	2000	2001	2002	2003	2004	2005	Total

Units	11	10	13	16	13	14	18	18	18	131

Sales (000)

1Q05	20,173	15,178	19,347	24,256	19,247	18,298	24,577	21,148	1,356	163,580
2Q05	20,041	14,949	19,315	24,273	18,690	17,588	24,510	21,121	5,930	166,418
3Q05	18,952	14,977	18,951	23,718	18,095	17,028	24,160	20,640	12,092	168,612
4Q05	18,342	15,281	19,371	23,958	18,749	17,711	24,476	20,393	18,314	176,595
2005	77,508	60,386	76,984	96,205	74,781	70,625	97,722	83,301	37,692	675,204

Average Weekly Sales (AWS)

1Q05	129,314	116,753	114,477	116,617	113,885	100,538	105,028	90,375	135,612	109,637
2Q05	128,471	114,995	114,288	116,695	110,594	96,640	104,742	90,262	121,025	108,699
3Q05	125,512	115,211	112,138	114,028	107,068	93,560	103,247	88,203	103,347	105,779
4Q05	128,263	117,547	114,622	115,183	110,941	97,313	104,599	87,148	101,747	107,092
2005	127,901	116,127	113,881	115,631	110,622	97,013	104,404	88,997	105,877	107,757

Year-Over-Year Change in AWS (2)

1Q05	4.3%	1.2%	4.6%	3.3%	2.1%	3.4%	1.0%	-4.7%	—	2.5%
2Q05	4.4%	0.0%	3.0%	2.9%	1.0%	1.9%	1.8%	-6.1%	—	1.6%
3Q05	2.9%	-1.2%	-0.4%	-1.1%	-0.7%	-1.5%	-0.3%	-7.9%	—	-1.1%
4Q05	2.5%	0.6%	1.2%	-0.2%	0.9%	0.5%	2.5%	-7.2%	—	-0.2%
2005	3.5%	0.1%	2.1%	1.2%	0.8%	1.1%	1.3%	-6.9%	—	0.7%

Year-Over-Year Change Comp Store Sales (3)

Units	11	10	13	16	13	14	18	9	—	104

1Q05	3.3%	1.2%	4.6%	3.3%	2.1%	3.4%	1.6%	—	—	2.9%
2Q05	2.4%	0.0%	3.0%	2.9%	1.0%	1.9%	1.7%	-6.4%	—	1.9%
3Q05	-0.2%	-1.2%	-0.4%	-1.1%	-0.7%	-1.5%	-0.3%	-2.0%	—	-0.8%
4Q05	0.8%	0.6%	1.2%	-0.2%	0.9%	0.5%	2.5%	2.1%	—	1.0%
2005	1.6%	0.1%	2.1%	1.2%	0.8%	1.1%	1.3%	0.1%	—	1.2%

(1)	Includes all restaurants opened in the period indicated.

(2)	A unit becomes included in the year-over-year change in AWS in the thirteenth month of operation.

(3)	A unit becomes comparable in the eighteenth month of operation.

Pei Wei Asian Diner
Supplemental Sales Information
Year of Unit Opening (1)

	2000	2001	2002	2003	2004	2005	Total

Units	1	4	11	17	20	24	77

Sales (000)

1Q05	934	2,424	6,292	9,401	11,167	416	30,634
2Q05	898	2,289	6,095	9,239	10,851	2,265	31,638
3Q05	738	2,203	5,957	9,109	10,314	6,117	34,437
4Q05	790	2,222	5,955	9,072	10,153	9,046	37,239
2005	3,359	9,139	24,299	36,822	42,485	17,844	133,949

Average Weekly Sales (AWS)

1Q05	71,822	46,621	44,001	42,537	42,949	46,224	43,888
2Q05	69,064	44,012	42,624	41,807	41,736	42,744	42,639
3Q05	56,784	42,366	41,653	41,218	39,670	39,461	40,802
4Q05	60,752	42,740	41,646	41,052	39,049	35,061	39,323
2005	64,605	43,935	42,482	41,654	40,851	37,566	41,457

Year-Over-Year Change in AWS (2)

1Q05	7.2%	5.6%	6.2%	5.9%	0.7%	—	5.6%
2Q05	4.9%	5.3%	7.4%	6.0%	1.7%	—	5.3%
3Q05	-12.0%	4.4%	5.8%	2.3%	-2.2%	—	1.5%
4Q05	-10.3%	2.6%	4.3%	3.0%	-4.3%	—	0.2%
2005	-2.5%	4.5%	5.9%	4.3%	-2.1%	—	2.9%

Year-Over-Year Change Comp Store Sales (3)

Units	1	4	11	17	12	—	45

1Q05	7.2%	5.6%	6.2%	5.8%	—	—	6.0%
2Q05	4.9%	5.3%	7.4%	6.0%	10.9%	—	6.3%
3Q05	-12.0%	4.4%	5.8%	2.3%	1.5%	—	2.8%
4Q05	-10.3%	2.6%	4.3%	3.0%	-0.5%	—	1.9%
2005	-2.5%	4.5%	5.9%	4.2%	0.3%	—	4.0%

(1)	Includes all restaurants opened in the period indicated.

(2)	A unit becomes included in the year-over-year change in AWS in the thirteenth month of operation.

(3)	A unit becomes comparable in the eighteenth month of operation.